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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                For registration of certain classes of securities
                     pursuant to section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                               NEXGEN VISION, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


        Delaware                              1520                87-0659918
(STATE OR JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)


                        1535 Oak Industrial Lane, Suite F
                                Cumming, GA 30041
                                 (770) 886-3200
     (ADDRESS AND TELEPHONE NUMBER OR INTENDED PRINCIPAL PLACE OF BUSINESS)


     SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: None


 IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO
     SECTION 12(B) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL
                INSTRUCTION A.(C), CHECK THE FOLLOWING BOX. [ ]

   IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT
    TO SECTION 12(G)OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL
                INSTRUCTION A.(D), CHECK THE FOLLOWING BOX. [X]

 SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:
                                 not applicable

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                              Class A common stock
                    Warrants to purchase Class A common stock
                                (Title of class)


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

CLASS A COMMON STOCK

     NexGen has 50,000,000 shares of authorized Class A common stock, par value $.001, with 6,670,000 shares of Class A common stock outstanding.

     In the event we dissolve or liquidate or wind up our business, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in all assets remaining after payment of our liabilities and any preferences on outstanding preferred stock.

     Each share of common stock has an equal right to receive dividends when and if our board of directors decides to declare a dividend. We have not paid any dividends, and we do not anticipate paying cash dividends in the foreseeable future. The holders of our common stock are not entitled to preemptive rights.

WARRANTS

     NexGen has issued warrants to purchase 2,220,000 shares of Class A common stock. Unless previously redeemed by us, each warrant entitles the holder to purchase one share of Class A common stock at $3.00 per share, during the period commencing from the earlier of one year from the date of purchase or the date of a registration statement on Form SB-2 and ending two years thereafter. In addition, we issued 150,000 warrants to a broker-dealer, which warrants are not being registered, on similar terms except that the exercise price of the warrants is $1.50 per share and the exercise period ends five years from the date of this prospectus.

     Commencing on the effective date of a registration statement on Form SB-2, we may redeem the warrants being registered at a price of $0.01 per warrant if the closing price of our Class A common stock is at least $3.75 per share for at least 20 consecutive trading days ending not earlier than three days prior to the date on which we give notice of redemption. We may not redeem the warrants being registered prior to the date the warrants become exercisable. If we exercise our right to redeem the warrants being registered, you will automatically forfeit your right to exercise your warrants unless you exercise the warrants before the redemption date. We reserve the right to redeem less than all of the Warrants being registered on a first-come first-redeemed basis.

     In order for us to redeem the warrants being registered, we must give the holder between 10 to 30 days written notice of redemption specifying the redemption price, the redemption date, the place where the warrant certificates shall be delivered and the redemption price paid.

     The warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price, and the number of shares in certain specified events, such as stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other similar events.

     We are not required to issue fractional shares of Class A common stock. We will pay cash in lieu of fractional shares, based upon the current market value

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of such fractional shares at the date of exercise. A holder of warrants will not possess any rights as a stockholder unless and until he or she exercises the warrants.

     In the event of any merger, consolidation, sale or lease of substantially all of our assets or reorganization whereby we are not the surviving corporation, we may provide in the agreement relating to the transaction that each warrant shall be converted into such securities of the surviving or acquiring corporation or other entity as has a value equal to the value of the warrants, which shall not exceed the amount by which the consideration to be received per share of Class A common stock exceeds the exercise price of the warrant. The value of the warrants and securities being issued in exchange therefor are to be determined by our board of directors. If the value of the consideration to be received per share of Class A common stock is not greater than the exercise price of the warrants, the warrants shall expire and be worthless.

     Although the warrants have a fixed exercise price and have a fixed expiration date, it is possible that in the future we may wish to reduce the exercise price or extend the exercise period of the warrants. We have no plans to reduce such price or extend the exercise period of the warrants.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

     We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various "business combination" transactions such as a merger with any "interested stockholder" which includes, a stockholder owning 15% of a corporation's outstanding voting securities, for a period of three years after the date in which the person became an interested stockholder, unless:

o the transaction is approved by the corporation's board of directors prior to the date the stockholder became an interested stockholder;
o upon closing of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or
o on or after such date, the business combination is approved by the board of directors and at least 66 2/3% of outstanding voting stock not owned by the interested stockholder.

DIVIDEND POLICY

     Our board of directors does not intend to pay dividends on our Class A common stock in the future. Instead, we intend to retain future income, if any, to finance the growth of our business.

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ITEM 2. EXHIBITS.

Exhibit Number   Description
--------------   -----------
4.1             Form of Class A Common Stock Certificate (1)
4.2             Form of Warrant (1)


(1) Contained in Form 10-KSB filed on January 15, 2003



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                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     Registrant: NexGen Vision, Inc.

                                     Date:       January 29, 2003

                                     By:         /s/  Gary Lafferty
                                                ______________________________
                                                 Gary Lafferty,
                                                 Chief Executive Officer


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